Exhibit 23.6


                         CONSENT OF INDEPENDENT AUDITORS



         We consent to the incorporation by reference in Amendment No. 1 to this Registration Statement (333-77137) of The Hain Food Group, Inc. on Form S-3 of our report dated February 18, 1999 except for Note 7, as to which the date is March 30, 1999, on the consolidated financial statements of Natural Nutrition Group, Inc., appearing in the Current Report on Amendment No. 2 to Form 8-K of The Hain Food Group, Inc. dated June 4, 1999 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ DELOITTE & TOUCHE

    Costa Mesa, California
     June 3, 1999






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